Contact:	Frank Guidone, CEO
(757) 766-4400

Boutcher & Boutcher Investor Relations
Aimee Boutcher or Daniel Boutcher
(973) 239-2878

FOR IMMEDIATE RELEASE

Measurement Specialties Announces the Close of Consumer Division Sale

Hampton, Virginia, December 19, 2005 - Measurement Specialties, Inc. (NASDAQ: MEAS), a designer and manufacturer of sensors and sensor-based systems, announced that the sale of its Consumer Division closed today under the terms announced December 1, 2005. Measurement Specialties Inc. sold its Cayman Island subsidiary, Measurement Limited (ML), to Fervent Group Limited (FGL), a BVI company controlled by the owners of River Display Limited (RDL), the Company’s long time partner and primary supplier of consumer products in Shenzhen, China.

Under the terms of the agreement, FGL acquired the Company’s Consumer Division for up to $17.5 million, which may be reduced by up to $5 million if ML does not meet certain performance criteria within the first year.

“The transition is already underway, customers have been notified and ML is moving quickly to organize the business,” noted Measurement Specialties CEO Frank Guidone. “As announced, we will assist ML during this transition so their business can continue uninterrupted.”

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About Measurement Specialties. Measurement Specialties, Inc. designs and manufactures sensors and sensor-based systems.  The Sensor division produces a wide variety of sensors and transducers to measure precise ranges of physical characteristics such as pressure, force, vibration, position, humidity and photo optics. MSI uses multiple advanced technologies - including piezoresistive, electro-optic, electro-magnetic, capacitive, application specific integrated circuits (ASICs), micro-electromechanical systems (MEMS), piezoelectric polymers and strain gauges - to engineer sensors that operate precisely and cost effectively.  The Consumer division produced OEM bathroom scales, Accutire® brand tire pressure gauges and other products.

About RDL/Fervent Group
Founded in 1981, RDL/ Fervent Group is a full-service OEM supplier for electronics products and sensor-based consumer products including scales, radio frequency (RF) products and smart energy-saving devices. Headquartered in Hong Kong, the company has a current workforce of 2,000 and a modern, 800,000 square foot manufacturing facility in Shenzhen, China. Capabilities include integrated circuit (IC) bonding and wiring, surface-mount technology (SMT), printed circuit board (PCB) module assembly, plastic injection molding, and metal stamping processes.

Company Contact: Frank Guidone, CEO, (757) 766-4400
Investor Contact: Aimee Boutcher or Daniel Boutcher, (973) 239-2878